Exhibit 5

[Blank Rome LLP Letterhead]

March 28, 2006

The Providence Service Corporation

5524 East Fourth Street

Tucson, AZ 85711

Re:	The Providence Service Corporation

Registration Statement on Form S-3 (File No. 333-129518)

Gentlemen and Ladies:

We have acted as counsel to The Providence Service Corporation, a Delaware corporation (“Providence”), in connection with the Registration Statement on Form S-3 as amended (File No. 333-129518), filed by Providence with the Securities and Exchange Commission on November 7, 2005, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the offer and sale by Providence of up to 1,655,000 shares of common stock, $0.001 par value per share, of Providence (the “Common Stock”) (including up to 225,000 shares if the Underwriters exercise their over-allotment option) and the offer and sale by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement of up to 70,000 shares of Common Stock (collectively, the “Shares”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the documents listed on Exhibit “A” attached hereto. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. In rendering this opinion we have, based on records of the Company’s transfer agent, assumed that 9,683,190 shares of Providence’s Common Stock are currently outstanding.

This opinion is limited to the Delaware General Corporation Law. No opinion is expressed as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) up to 1,655,000 of the Shares which are being offered and sold by the Company pursuant to the Registration Statement (including up to 225,000 shares if the Underwriters exercise their

March 28, 2006

over-allotment option), when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, and (ii) up to 70,000 of the Shares which are being offered and sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

EXHIBIT “A”

1.	Providence’s Second Amended and Restated Certificate of Incorporation.

2.	Providence’s Amended and Restated Bylaws.

3.	Resolutions adopted by the Board of Directors of Providence relating to the offering and sale of its common stock by Providence and the Selling Stockholders pursuant to the Registration Statement.

4.	Minute Books and Stock Records of Providence

5.	The Registration Statement.

6.	Officer’s Certificate of Providence.